Exhibit 10.22

Flagstar Bank, N.A.
Change in Control Agreement

AGREEMENT made as of April 11, 2025 (this “Agreement”), by and between Flagstar Bank, N.A. (the “Bank”), and George Buchanan (the “Executive”).

WHEREAS, the Bank has determined that it is in the best interests of the Bank and the Bank’s stockholders to ensure that the Bank and its affiliates will have the continued services and dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive’s employment in connection with or following a Change in Control as defined herein. The Bank believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive’s employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive.

NOW, THEREFORE, to accomplish these objectives, the Bank and the Executive hereby agree as follows:

1.       Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:

(a)	Board means the Bank’s Board of Directors.

(b)	Holding Company means the Bank’s parent, Flagstar Financial, Inc.

(c)	Holding Company Board means the Board of Directors of Flagstar Financial, Inc.

(b)       Cause means (1) personal dishonesty which results in loss to the Bank, or one of its affiliates, (2) intentional failure to perform stated duties, (3) willful violation of any law, rule, regulation (other than traffic violations or similar offenses), (4) entry of a final cease and desist order which results in substantial loss to the Bank or one of its affiliates or its parent, (5) Executive’s conviction of a crime or act involving moral turpitude, (6) Executive’s willful breach of the Bank’s code of conduct and business ethics, (7) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in Executive’s then-current employment capacity or (8) Executive’s willful attempt to obstruct or failure to cooperate with any investigation authorized by the Board or the Holding Company Board or any governmental or self-regulatory entity. For purposes of this Agreement, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith or without reasonable belief that the action or omission was in the best interests of the Bank or one of its affiliates or its parent.

(c)	Change in Control means any of the following events with respect to the Bank or the Holding Company:

(i)	individuals who, on the date of this Agreement, constitute the Bank or Holding Company Board (the “Incumbent Directors”) cease for any reason to constitute at least half of the Bank or Holding Company Board, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Bank or Holding Company Board (either by a specific vote or by approval of the proxy statement of the Bank or Holding Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Bank or Holding Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board or Holding Company Board shall be deemed to be an Incumbent Director;

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(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Holding Company representing 35% or more of the combined voting power of the Bank or Holding Company’s then outstanding securities eligible to vote for the election of the Bank or Holding Company Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Bank, Holding Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Bank, Holding Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (iii) below) in which the Bank or Holding Company Voting Securities are acquired from the Bank or Holding Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (ii);

(iii)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Bank or the Holding Company or any of its subsidiaries that requires the approval of the Bank’s or the Holding Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Bank or Holding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Bank or Holding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Bank or Holding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

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(iv)	the stockholders of the approve a plan of complete liquidation or dissolution of the or a sale of all or substantially all of the assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of Voting Securities as a result of the acquisition of Voting Securities by the Bank or Holding Company which reduces the number of Voting Securities outstanding; provided, that if after such acquisition by the Bank or Holding Company such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such person, a Change in Control shall then occur.

(d)       Date of Termination means the date specified in a Notice of Termination pursuant to Section 3 of this Agreement, or the Executive’s last date as an active employee of the Bank before a termination of employment due to death, Disability, or other reason, as the case may be.

(e)       Disability means the Executive’s total and permanent disability as defined under the terms of the any long-term disability plan of the Bank or one of its affiliates in effect on the Date of Termination (or as defined in the last plan in effect, if no plan is in effect at the time).

(f)         Effective Period means the period beginning one (1) month prior to and twelve (12) months following any Change in Control.

(g)       Good Reason means, unless the Executive has consented in writing thereto, the occurrence during the Effective Period after a Change in Control, of any of the following:

(i)	any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s duties or responsibilities with the Bank and its affiliates immediately prior to the Change in Control (including any material and adverse diminution of such duties or responsibilities); excluding (A) a change in duties or responsibilities that is solely and directly a result of the Bank no longer being a publicly traded entity and does not involve any other event set forth in this definition and (B) any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied reasonably promptly after receipt of written notice thereof given by the Executive;

(ii)	a reduction of the Executive’s base salary in effect immediately prior to the Change in Control;

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(iii)	the relocation of the Executive’s office to a location more than thirty (30) miles from the Executive’s usual daily location immediately prior to the Change in Control; or

(iv)	the taking of any action by the Bank or any of its affiliates or successors which would materially and adversely affect the Executive’s overall compensation and benefits package as in effect immediately prior to the Change in Control, excluding (A) changes to the compensation and benefits package made on a non-discriminatory basis to substantially all similarly situated employees and (B) any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied reasonably promptly after receipt of written notice thereof given by the Executive.

2.	Term.

(a)        This Agreement shall be effective on the date hereof and shall continue in effect until the Bank shall have given sixty (60) days written notice of cancellation; provided that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for the Effective Period after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

3.	Notice of Termination.

(a)       Any termination during the Effective Period of the Executive’s employment by the Bank, or by any affiliate of the Bank by which the Executive is employed, for no reason or for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with the Section of this Agreement titled “Notices”. For purposes of this Agreement, a “Notice of Termination” for termination of employment for no reason, for Cause or for Good Reason means a written notice which:

(i)	is given at least thirty (30) days prior to the Date of Termination, except in the event of Cause, in which case no prior notice is required;

(ii)	indicates the specific termination provision in this Agreement relied upon;

(iii)	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated;

(iv)	specifies the Date of Termination; and

(v)	in the case of termination by Executive for Good Reason, allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination.

(b)       The failure by the Bank, or the Executive’s employer, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause will not waive any right of the Bank, or the Executive’s employer, or preclude the Bank, or the Executive’s employer, from asserting such fact or circumstance in enforcing its rights hereunder.

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(c)       The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason will not waive any right of the Executive or preclude the Executive from asserting such fact or circumstance in enforcing its rights hereunder, unless the unasserted fact or circumstance was one that was capable of being cured by the Bank within the cure period specified above, in which case such unasserted fact or circumstance shall not be a basis for Good Reason and may not be used by Executive to show a breach of this Agreement by the Bank.

4.       Obligations of the Bank Upon Termination of Executive’s Employment Following a Change in Control.

(a)       If, during the Effective Period, the Bank terminates the Executive’s employment, other than for Cause or the Executive terminates employment with the Bank for Good Reason, the Bank will pay or provide the following to the Executive:

(i)	cash in an amount equal to two (2) times the Executive’s annual base salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control, payable in a lump sum;

(ii)	a lump sum cash amount equal to the product of two (2) times the average annual cash bonus, if any, over the three (3) full calendar years prior to the Change in Control or such shorter period that Executive was employed by the Bank;

(iii)	the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of twenty-four (24) months following the Date of Termination to the Executive and the Executive’s family substantially equal to and to the same extent as those provided to them in accordance with the plans, programs, practices and policies of the Bank or one of its affiliates as in effect immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health insurance, dental insurance or life insurance coverage under another employer provided plan, the health insurance, dental insurance and life insurance coverage described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and

(iv)	a lump sum cash amount equal to the product of two (2) times the cash value of the Bank’s contributions (including any allocation of Holding Company common stock) for the Executive’s benefit during the last preceding calendar year to any tax qualified defined contribution benefit plan maintained by the Bank or one of its affiliates. For purposes of the preceding sentence, (i) the value of employer securities shall be determined by reference to the closing price of the common stock on the New York Stock Exchange on the allocation date (or, if no trading occurred on such date, the next preceding date on which trading occurred) and (ii) the determination of the Executive’s benefit shall exclude any allocation under any Employee Stock Ownership Plan of the Bank or its affiliates made solely on account of a Change in Control.

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All cash payments due the Executive under this Section 4(a) shall be made in a single lump sum not later than ten (10) business days following the Executive’s termination date.

(b)       If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term of this Agreement, this Agreement shall terminate automatically on the date of death or, in the event of Disability, on the Date of Termination. In the event of the Executive’s death following the Executive’s Date of Termination, but prior to the payment of the severance payments and benefits provided under paragraph 4 hereof, if any, such payments and benefits will be paid to the Executive’s beneficiary and if Executive has no beneficiary, then to the Executive’s estate.

(c)       The severance payments and benefits provided for under this Agreement are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy or plan of the Bank or any of its affiliates regarding severance payments generally.

5.        Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

6.	Limitation of Benefits.

(a)       Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Bank or any affiliate to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would, if paid or received, be subject to the excise tax imposed by Section 4999 of the Code as may be modified or replaced (the “Excise Tax”), then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. The Executive may select the Payments to be limited or reduced. In addition, if any Payment would be a “golden parachute payment” within the meaning of Section 18(k) of the Federal Deposit Insurance Act, the Payment shall be reduced to the extent necessary to comply with Section 18(k), and shall only be paid after (1) the Bank, in its sole discretion, has submitted a written application for supervisory approval pursuant to Federal Deposit Insurance Corporation (“FDIC”) regulation, 12 C.F.R. § 359, and (2) the Bank has received approval from its primary federal banking regulator and/or the FDIC, as appropriate.

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(b)       All determinations required to be made under this Section 6 with respect to Section 18(k) for the Federal Deposit Insurance Act shall be made by the Bank, and all determinations with respect to the Excise Tax, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel which shall provide detailed supporting calculations both to the Bank and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Bank. For purposes of this paragraph, “Independent Tax Counsel” will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by the Bank and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by the Bank. Any determination by the Independent Tax Counsel shall be binding upon the Bank and the Executive. If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this Section 6 (“Underpayment”), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by the Bank to or for the benefit of the Executive. If, however, Payments hereunder have not been sufficiently limited by this Section 6, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon the Executive (the “Overpayment”), then upon discovery by the Executive or upon notice from the Bank, the Executive shall promptly refund any Overpayment by or for the benefit of the Bank so as to properly prevent the imposition of the Excise Tax. If the Executive or the Bank is unable to ascertain or agree upon the amount of Overpayment, the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment. The Executive shall notify the Bank in writing within fifteen (15) days of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Executive of any Excise Tax, and the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment shall be properly refunded by the Executive by or for the benefit of the Bank so as to properly prevent the imposition of the Excise Tax.

7.       Confidential Information; Nonsolicitation

(a)       Confidentiality. The Executive will not disclose to any other Person (as defined in Section 7(c)) (except as required by applicable law or in connection with the performance of the Executive’s duties and responsibilities hereunder), or use for the Executive’s own benefit or gain, any confidential information of the Bank or any affiliate obtained by the Executive incident to the Executive’s employment with the Bank or its affiliates. The term “confidential information” includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Bank or its affiliates but does not include any information which has become part of the public domain by means other than the Executive’s failure to honor the obligations hereunder.

(b)       Nonsolicitation. The Executive will not, directly or indirectly, either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of the Bank or its affiliates to leave the employ of the Bank or its affiliates, (ii) in any way interfere with the relationship between the Bank or its affiliates and any employee of the Bank or its affiliates, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Bank or its affiliates, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Bank or its affiliates to cease doing business with the Bank or its affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Bank or its affiliates. The Executive will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to the Executive to be a customer of the Bank or its affiliate, whether or not the Executive had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Bank or its affiliates. For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

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8.       Arbitration. The Bank and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Bank’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the County of Nassau, New York (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, excluding a transcript, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Bank or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

9.       Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Bank or, in the case of the Bank, at its main office, attention to the General Counsel.

10.     Entire Agreement; Effect on Prior Agreements. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

11.     Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.     Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York without giving effect to its principles of conflicts of laws.

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13.       Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Bank only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Bank. Any purported assignment in contravention of this Section 13 is void.

14.       Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Bank and its respective successors and assigns and the Executive and his legal representatives.

15.       Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures.

16.       Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

17.       Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

18.       Tax Withholding. The Bank will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

19.       No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Bank or any of its affiliates and the Executive, as a right of the Executive to be continued in the employment of the Bank or any of its affiliates, or as a limitation of the right of the Bank or any of its affiliates to discharge the Executive with or without cause. Executive is an employee at will.

20.       Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part hereof shall to the full extent consistent with law continue in full force and effect.

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21.       Section 409A. The parties to this Agreement intend for the payments and benefits under this Agreement to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Agreement prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Executive has a termination of employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the termination of employment. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the termination of employment. “Specified Employee” shall be interpreted to comply with 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to subsection 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Flagstar Bank, N.A.		EXECUTIVE

By:	/s/ Simone Betz	/s/ George Buchanan
Its:	Chief Human Resources Office	George Buchanan